Exhibit 99.5

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS

EXCO RESOURCES, INC.

Up to 44,995,665 Shares of Common Stock

Issuable upon the Exercise of Transferable Subscription Rights at $5.00 Per Share

December 17, 2013

To Our Clients:

EXCO Resources, Inc. (the “Company”) has distributed, at no charge, to its shareholders of record at 5:00 p.m., New York City time, on December 19, 2013 (the “Record Date”) transferable rights to purchase shares of its common stock in a rights offering by the Company. The rights offering is described in the enclosed offering prospectus dated December 17, 2013 (“Prospectus”).

As described in the Prospectus, the Company is offering up to 44,995,665 shares of the Company’s common stock at a cash price of $5.00 per share. You will receive one right for each share of common stock beneficially owned by you as of the Record Date. Each right entitles you to purchase 0.25 of a share of common stock at a cash price of $5.00 per share under what we refer to as your “Basic Subscription Right.” In addition, if you exercise your Basic Subscription Right in full (including in respect of subscription rights purchased from others), you will be eligible to purchase any whole shares of common stock that are not purchased by other rights holders under what we refer to as your “Over-Subscription Privilege.” Exercise of your Over-Subscription Privilege is subject to limitation and allocation as further described in the Prospectus. Please note that fractional shares as to any rights holder resulting from exercise of the Basic Subscription Right or proration in the Over-Subscription Privilege will be rounded down to the nearest whole share.

The rights are transferable, and the Company expects that the rights will trade on the New York Stock Exchange under the symbol “XCO-RT” from the commencement of the rights offering until 4:00 p.m., New York City time, on January 8, 2014, unless extended by the Board of Directors of the Company.

The rights offering will expire at 5:00 p.m., New York City time, on January 9, 2014, unless extended by the Board of Directors of the Company (the “Expiration Date”). Your right to purchase common stock in the rights offering will expire if not exercised by such time. Once submitted, all exercises of the rights are irrevocable, subject to applicable law. You should read the Prospectus carefully before deciding whether to exercise your rights.

Please note that if you are outside of the United States, no offer or invitation to exercise rights and purchase shares is being made to you by the Company, and you must not attempt to exercise or transfer any rights. However, you may exercise your rights if, prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the rights offering, you provide evidence satisfactory to the Company that the exercise of such rights does not violate the laws of your jurisdiction.

THE BENEFICIAL OWNER ELECTION FORM AND THE OTHER MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND TRANSFERS OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request your instructions as to whether you wish to elect to subscribe for any shares of the Company’s common stock to which you are entitled or to transfer any of your rights pursuant to the terms of the rights offering. However, we urge you to read the Prospectus carefully before instructing us to exercise or transfer your rights.

If you wish to have us, on your behalf, exercise the rights for any shares of the Company’s common stock to which you are entitled or transfer your rights, please so instruct us by completing, executing and returning to us the enclosed Beneficial Owner Election Form. Your Beneficial Owner Election Form should be forwarded to us as promptly as possible in order to permit us to exercise or transfer rights on your behalf in accordance with the terms of the rights offering. Please contact us for our deadline with respect to your submission of the Beneficial Ownership Election Form. Once you have exercised the Basic Subscription Right or the Over-Subscription Privilege, such exercise may not be revoked.

Please contact D.F. King & Co., Inc., the information agent, with any questions or requests for assistance concerning the rights offering by calling 1-800-755-7250. You may also contact us directly.

Very truly yours,

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